Exhibit 10.1
Description of Executive Incentive Plan
     In order to provide incentive to senior management to maximize profitability for fiscal years beginning 2006 and continuing until the plan is discontinued, Intevac has adopted the Executive Incentive Plan (the “Plan”). The Plan provides for payment of bonuses to eligible executives and senior managers, if the Company achieves positive pretax income in the relevant years.
     The total amount available to be paid out under the Plan is determined by a formula based on a percentage of Intevac’s pretax profitability for the relevant full year covered by the plan.
     Each manager’s bonus will be determined by a formula based on four factors:
1.	Total amount available under the Plan,

2.	Base salary of each manager,

3.	Percentage of relevant year individual and division performance objectives achieved, and

4.	Target bonus as a percentage of base pay by manager, ranging from 20% to 200%.
     Target bonuses for each participating manager are calculated by multiplying each manager’s base pay times their target bonus percentage times their percentage of performance objectives achieved. If there is an insufficient amount available under the Plan to pay the target bonuses for all participating managers, then a pro-rata allocation of the total amount available under the Plan will be made based on each individual’s target bonus. For example, if the total amount payable for bonuses under the Plan is equal to only half of the total of all target bonus calculations, then each participating manager will receive only half of their target bonus.
     Participants in the Plan are not eligible to participate in Intevac’s employee profit sharing plan. Bonus payments are anticipated to be made in February of the year following the relevant fiscal year end. The Plan is administered by the Compensation Committee of Intevac’s Board of Directors, is not embodied in a formal written document, and is scheduled to continue indefinitely until termination by the Compensation Committee.